Exhibit 10.2

Investment Agreement

Made and Entered into on 28 June 2012

Between: Blue Sphere Corp
whose address for the purpose of this agreement will be 35 Asuta Street, Even Yehuda, Israel 40500
(Hereinafter: "the Company")

The first party;

And between:	Fidelity Venture Capital Ltd.
Private company no. 513416214
Of 23 Ha'Rosmarin Street, Holon
As well as the investments listed in Appendix A to this agreement according to their relative part in the investment
(Jointly referred to hereinafter: as "the Investor")

The second party;

Whereas the Company is a private company that incorporated under the laws of Nevada, private company no. _______, whose securities are traded in the Bulletin Board stock exchange in the United States;

And whereas the Investor wishes to invest in the Company, and the Company wishes to allocate bonds for conversion into regular shares (or into the most senior type of company Shares) at an amount of up to USD 1,000,000 each ("the Bonds") though a private placement to the Investor, all as specified below in this agreement;

The parties have therefore declared, stipulated and agreed as follows:

1.          The Deal

1.1 The Investors will buy convertible bonds from the Company at a total amount of up to USD 1,000,000 (USD one million) ("the Investment Amount") according to the dollar exchange rate as it shall persist on the day of signing the agreement ("the Consideration"). Also, the Investors will receive without consideration shares in the Company in an amount equal to USD 0.70 cents for every dollar invested in the shares according to a price of 1.5 cents per share. The shares will be allocated on the first day of the Investment.

1.1.      The bonds period will be 3.5 years ("the Bonds Period") and the interest rate due to it will be 6.5% annual and will be paid every 6 months (3.25% every six months).

1.2.      the Bonds will be convertible into shares according to a value of USD 0.03 over the first two years from the day of issuing the Bonds that will be limited to the Investment Amount, in case that the average shares rate during the first quarter of 2013 will be less than 20 cents per share, the conversion rate will be 2 cents per share during the first two years. After two years and until the end of the Bonds Period the Bonds will be convertible into shares according to a value of USD 0.10.

The investors will have an option to invest up to a million dollars according to conversion rate specified in this section and a part or all of the investment funds will come from the conversion of the purchased bonds.

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The conversion shares will be allocated on the first day and held by a trustee.

The conversion rate in this entire agreement is adjusted for bonus shares, dividends and so on.

1.3.      At the end of the Bonds Period, meaning three and a half years of the day the Bonds will be allocated to the Investor, the Investor will have an option to convert the Bonds into shares according to a value of USD 0.10 per share, or alternately, at a price that will reflect a 20% discount on the share's market price at the time, as per the Investor's choice.

1.4.      The Consideration will be transferred to the Company in two stages:

a. A total amount of up to USD 1,000,000 will be transferred after this agreement will be signed, out of the total amount an amount of USD 100,000 will be transferred immediately one business day after the investors will sign this agreement, and the balance will be transferred 3 business days of the date of signing agreements with the additional investments, no later than 30 days of the date of signing this agreement, to the trust account of ______, Adv., for the Company (whose details are as follows: ________ SWIFT code: __________).

b. A total amount of up to USD 900,000 will be deposited in trust with a trustee agreed upon by the Company and the Investor (the trustee), until the date of the issuing and transfer of shares to the trustee, upon the transfer of shares to the trustee, the remaining amount will be transferred to the Company's account, meaning USD 900,000.

1.5.      Also, on the date of signing this agreement, a distribution agreement with Record Fidelity Underwriting and Issues Ltd. will be signed in connection with performing the distribution for the private placement of the allocated shares, as well as future offerings of the Company's securities, whether private and/or public.

1.6.      The Company will perform a calculation of expenses and income (investments) for 36 months, the Company undertakes not to expend more than 90% of the monetary investments made in it by the investors for 36 months. Every quarter, the Company will send the Investor a copy of the Company's reports submitted to the Securities Authority in the United States that include this calculation.

Any deviation of over USD 3,000 from the budget according to section 1.6 will require permission in writing and in advance by the observer on the investors' behalf.

In case a deviation was made without permission in writing, Shlomi Palse, ID 57313579 will personally guarantee the coverage of the deviation.

Also, shares will be allocated to the investors at 7 times the deviation amount according to the average of the ten last business days.

Shlomi Palse will work in the Company until the Bonds will be repaid, meaning 3.5 years.

1.7.      The Investor undertakes to act in accordance with the provisions of the securities law in the United States, as shall persist from time to time, in all that relates to limitations on public offerings and/or resale of the securities allocated to the investor.

1.8.      The Company will pledge its part in the projects' assets, and income from projects, to the benefit of the bond owners.

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 2.        The Company's Flow and Obligations

2.1.      During the Bonds Period and every quarter, the Company will repay the bond to the Investor by paying 7% of its gross income.

After a year and a half, the Company will pay the Bonds' principal amount 0.22 percent, after a year and a half, 34.5 percent, after 2.5 years, 43 percent after 3.5 years.

2.2.      From the end of the second year of the Bonds' life, and provided that the Company will make over USD 1,000,000, the Company will distribute a dividend at a rate of 20% of the profit, provided that the money to distribute the dividend meets the conditions of the United States Securities Authority.

2.3.      As necessary, a capital reduction will be performed.

2.4.      The Company undertakes to maintain reasonable management and wage expenses according to the budget in section 1.6.

2.5.      Investors will have the right to appoint an observer on their behalf on the Company's board. Dror Atzmon.

The capital raising funds are intended for the purchase of an energy project and projects from the CTG Company or investments in projects that relate to the Company's activity.

The capital raising funds are not intended for coverage of past debts, not including a list of debts that shall not exceed USD 40,000 that will be submitted for approval upon signing the agreement.

2.6.      The Company undertakes to maintain the Investor's holding rate in the Company as it shall persist upon completion the allocation (as if the conversion to shares was performed) throughout the Bonds' life, and refrain from diluting it.

In case over the 3.5 years of the Bonds' life there will be capital raising at an effective price that is lower than the price per share in section 1.1, this investment and the conversion rates will be adjusted according to the same ratio.

3.         General

3.1.      The Investor confirms that it is aware that what is written in this agreement is subject to the provisions of the applicable American law.

3.2.      The Investor confirms that it is aware that the Company is a public company whose shares are traded in the Bulletin Board Securities Exchange, and thus the Investor declares that upon becoming a bondholder and/or a shareholder in the Company, according to the provisions of this agreement, it will transfer to the Company all reports that are / will be required of it according to any law by the power of his status as a shareholder in a public company.

3.3.      The behavior of either party will not be considered a waiver of any of its rights according to this agreement or according to the law and/or as a waiver or agreement of any violation and/or non fulfillment of any term of this agreement, unless the waiver, the agreement, the modification, the rescission and/or the addition were made explicitly and in writing.

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3.4.      This agreement includes and it exclusively summarizes the agreements and the relations between the parties in all matters this agreement concerns, and no document, negotiation, declaration, representation, obligation or agreement made, if such were made, between the parties, verbally or in writing, explicitly and/or implicitly and/or in any other way prior to signing this agreement will have any validity and they will not be used. No change to this agreement or one of its provisions will be valid unless such change was made in writing and signed by the parties to this agreement.

3.5.      The Israeli law shall apply to this agreement. The exclusive jurisdiction in all that relates to and concerns this agreement will be in hands of the authorized court in the Tel Aviv district, in a way that will deny jurisdiction of any other court / tribunal.

3.6.      Other than as said in this agreement, a party to this agreement may not sign over, transfer, assign or pledge its rights or liabilities according to this agreement in any way, in whole or in part, without the written consent in advanced or the other parties to this agreement.

3.7.      A message sent according to the parties' addresses as specified in this agreement by registered mail will be considered to have been received by the recipient within 72 hours of its delivery. A message that was hand delivered will be considered to have been received upon its delivery. Each party may change its address for the purpose of this agreement to another address in Israel in a written notice that will be delivered to the other party in the said address.

In witness thereof the parties have set their hand in the place and on the date

Blue Sphere Corp	The Investor

Appendix A

Investor Name	Investment Amount

Appendixes:

Certificate of incorporation

Articles of association

Board of directors decisions

Signed contracts

Six months bank statements

Unsigned contract drafts

Certificates of ownership and proprietary rights of the projects

Authorized representatives

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